PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS FOR THE
FOURTH QUARTER OF FISCAL 2008 AND OUTLOOK FOR 2009

St. Louis, MO, November 12, 2008 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported that results for the fourth quarter and full fiscal year ended September 30, 2008.  Fiscal 2008 diluted earnings per share, excluding the impact of restructuring charges and the items in the table below, and excluding the profit contribution for the recently acquired Post Foods business and incremental interest expense related to that acquisition, were approximately 5% above the corresponding amount for fiscal 2007.  The acquisition of Post Foods increased reported earnings per share by approximately $.18 for the quarter and $.16 for the year ended September 30, 2008.  This accretion benefited from the seasonally strong sales and earnings of Post Foods during the months of August and September.  Reported diluted earnings per share were $.90 for the quarter compared to $.46 last year, and $5.38 for the full year compared to $1.17 last year.  Those reported results include the effects of certain items related to Ralcorp’s investment in Vail Resorts, Inc. (NYSE:MTN) and the Post Foods acquisition as follows:

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007
Gain (loss) on forward sale contracts	$.39	$(.13)	$2.32	$(2.10)
Gain on sale of securities	.10	-	.15	-
Post Foods inventory valuation adjustment	(.32)	-	(.47)	-
Post Foods transition and integration costs	(.09)	-	(.16)	-

Fourth quarter earnings per share, excluding the items in the table above, increased 39% over the corresponding amount in 2007.

Net sales for the year grew more than 26% to $2,824.4 million in fiscal 2008 from $2,233.4 million in 2007, and Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) increased 14% to $275.7 million compared to $242.9 million last year.  These increases are partially due to incremental results from acquired businesses, particularly Post Foods (acquired August 4, 2008), but also Bloomfield Bakers (acquired March 16, 2007) and Cottage Bakery (acquired November 10, 2006).

Other reported results for the quarter ended September 30, 2008 included:
•	Net sales increased 44%, primarily as a result of the Post Foods acquisition, as well as higher pricing in response to rising input costs, and volume gains in some of the Company’s operating segments.
•	Total segment profit contribution was up 92%, primarily due to Post Foods and improved selling prices, partially offset by higher costs.

•	Food EBITDA was $86.4 million compared to $62.3 million last year, generally due to incremental EBITDA from Post Foods partially offset by the special items related to Post Foods, as discussed below.
•	Earnings before income taxes and equity earnings were $68.1 million (compared to $21.4 million a year ago) including the special items related to Vail Resorts and Post Foods, as discussed below.
•	Equity in loss of Vail Resorts, Inc. (after tax) was $1.1 million ($.02 per share) compared to $3.9 million ($.15 per share) a year ago.
•	Net earnings were $41.1 million compared to $12.2 million last year.
•
Weighted average shares for diluted EPS rose to 45.6 million from 26.4 million a year ago as a result of the weighted average effect of the 30.5 million shares issued in the Post Foods acquisition on August 4.

Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales
Ralston Foods	$217.4	$187.4	$819.9	$609.9
Post Foods	180.5	-	180.5	-
Bremner	95.8	82.9	349.4	325.1
Cereals, Crackers & Cookies	493.7	270.3	1,349.8	935.0
Frozen Bakery Products	178.7	162.2	711.8	619.6
Dressings, Syrups, Jellies & Sauces	135.5	109.8	489.1	424.4
Snack Nuts & Candy	65.6	65.9	273.7	254.4
Total	$873.5	$608.2	$2,824.4	$2,233.4

Profit Contribution
Cereals, Crackers & Cookies	$69.8	$24.0	$151.9	$87.3
Frozen Bakery Products	15.8	18.4	63.7	70.4
Dressings, Syrups, Jellies & Sauces	6.6	1.9	15.7	13.7
Snack Nuts & Candy	2.8	5.3	13.3	21.9
Total segment profit contribution	95.0	49.6	244.6	193.3
Interest expense, net	(21.0)	(12.1)	(54.6)	(42.3)
Gain (loss) on forward sale contracts	27.8	(5.4)	111.8	(87.7)
Gain on sale of securities	7.1	-	7.1	-
Restructuring charges	-	(.9)	(1.7)	(.9)
Stock-based compensation expense	(3.2)	(2.9)	(11.5)	(8.2)
Post Foods transition and integration costs	(6.3)	-	(7.9)	-
Post Foods inventory valuation adjustment	(23.4)	-	(23.4)	-
Other unallocated corporate expenses	(7.9)	(6.9)	(23.9)	(23.7)
Earnings before Income Taxes and Equity Earnings	$68.1	$21.4	$240.5	$30.5

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$86.4	$62.3	$275.7	$242.9
Depreciation and amortization	(32.2)	(23.4)	(99.5)	(82.4)
Interest expense, net	(21.0)	(12.1)	(54.6)	(42.3)
Gain (loss) on forward sale contracts	27.8	(5.4)	111.8	(87.7)
Gain on sale of securities	7.1	-	7.1	-
Income taxes	(25.9)	(5.3)	(86.7)	(7.5)
Equity in (loss) earnings of Vail Resorts, Inc., net of related deferred income taxes	(1.1)	(3.9)	14.0	8.9
Net Earnings	$41.1	$12.2	$167.8	$31.9

Approximately $180.5 million of the fourth quarter’s $265.3 million sales growth came from Post Foods (Cereals, Crackers & Cookies segment).  For the year, a portion of the sales growth is also attributable to the timing of the fiscal 2007 acquisitions of Bloomfield Bakers (Cereals, Crackers & Cookies segment) and Cottage Bakery (Frozen Bakery Products segment) – approximately $119.7 million from the additional five and a half months of Bloomfield sales and approximately $15.8 million from the additional six weeks of Cottage sales.  The segment discussions below include analyses of net sales changes in the base businesses, meaning businesses that were owned by Ralcorp (and therefore included in operating results) for the duration of each of the periods being compared (i.e., excluding businesses acquired since the beginning of the comparative period of the prior fiscal year).
Ralcorp raised selling prices in a number of its product categories, with a total impact of approximately $75.9 million and $178.4 million for the fourth quarter and full year ended September 30, 2008, respectively, in an effort to cover dramatically higher input costs.  In particular, the Company’s overall ingredient and packaging costs were unfavorable by a total of about $50.6 million for the quarter and $153.9 million for the year compared to last year’s rates.  In addition, higher freight rates raised costs by approximately $5.1 million for the quarter and $9.9 million for the year.  These impacts are net of the results of commodity risk management efforts including the use of futures, options, swaps, and forward contracts.  The timing of selling price changes does not coincide with the effects of related cost changes.  During periods of rapidly rising costs, especially if those periods are unusually long (as in the past two years), pricing adjustments often lag cost increases.
Amortization of intangible assets other than software (primarily customer and brand related intangibles) increased, primarily as a result of the addition of amounts for Post Foods and, for the full year, the timing of the Bloomfield and Cottage acquisitions.  Total amortization of such intangibles was $7.8 million ($.11 per share) for the fourth quarter of fiscal 2008 and $6.8 million ($.16 per share) for the fourth quarter of fiscal 2007.  For the full year, the corresponding amortization was $24.8 million ($.49 per share) for fiscal 2008 and $20.3 million ($.48 per share) for fiscal 2007.
Other unallocated corporate expenses for the fourth quarter of fiscal 2008 include $2.4 million expense ($1.5 million for the year) related to mark-to-market adjustments on deferred compensation liabilities compared to $.3 million expense ($.9 million for the year) in fiscal 2007.

Special Items Related to Vail Resorts, Inc.
Net earnings were affected by gains and losses on the Company’s forward sale contracts related to its shares of Vail Resorts, Inc.  The contracts, which include a collar on the Vail stock price, operate as a hedge of the future sale of the stock in that the Company will receive no less than the $140 million prepaid proceeds for the 4,950,100 shares subject to these contracts.  However, because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not currently eligible for hedge accounting.  Consequently, gains or losses due to changes in the fair value of the contracts are immediately recognized in earnings.  In addition to the unrealized non-cash gains or losses, the reported gains or losses on these contracts include charges (paid monthly) for any related stock borrow costs incurred by the counterparty in excess of a contractual limit.  Ralcorp began incurring those excess stock borrow costs during fiscal 2008, and payments totaled $1.4 million in the fourth quarter and year.  Amortization of the prepayment discounts, which is included in interest expense, totaled $2.2 million and $8.7 million in the quarter and year ended September 30, 2008, respectively, and totaled $2.2 million and $8.3 million in the corresponding periods of fiscal 2007.
Results for the fourth quarter of fiscal 2008 included a gain on the sale of 368,700 of Ralcorp’s 2,504,306 Vail shares which were not subject to the forward sale contracts.  The $7.1 million gain represents the difference between the book value of the shares and the $13.7 million net proceeds.

Special Items Related to Post Foods
Ralcorp is incurring significant costs related to transitioning Post Foods into Ralcorp operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings.  While a portion of those costs are capitalized, the expense portion totaled $6.3 million and $7.9 million in the three and twelve months ended September 30, 2008.  The Company expects these transition and integration costs to continue through fiscal 2009.

Finished goods inventory acquired in the acquisition was valued essentially as if Ralcorp were a distributor purchasing the inventory.  This resulted in a one-time allocation of purchase price to acquired inventory which was $23.4 million higher than the historical manufacturing cost of the inventory.  Inventory value and cost of products sold were based on post-acquisition production costs for all product manufactured after the acquisition date.  In the quarter ended September 30, 2008, all of the $23.4 million (non-cash) inventory valuation adjustment was recognized in cost of products sold, reducing net earnings by approximately $15.0 million after the related tax effect.

Cereals, Crackers & Cookies Segment Results
As detailed above, the increase in year-over-year net sales in the Cereals, Crackers & Cookies segment is attributable primarily to sales from Post Foods and the timing of the acquisition of Bloomfield Bakers last year.  However, base business sales also grew 16% for the fourth quarter and 12% for the year due to increases at both the Ralston Foods cereal and snacks division and the Bremner cracker and cookie division.  This growth is attributable to higher prices in both divisions, raised in an effort to offset higher input costs, as well as higher volumes at Ralston Foods.
At Ralston Foods, base business net sales grew $30.0 million (16%) and $70.1 million (15%) in the three- and twelve-month periods, respectively, as a result of improved pricing and higher volumes.  Ready-to-eat (RTE) cereal volume was up 13% for the quarter and 9% for the year, hot cereal was up 12% for the quarter and 3% for the year, snacks were up 2% for the quarter and 6% for the year, and Bloomfield’s fourth quarter volume increased 8%.  Co-manufacturing volumes increased 41% for the quarter and 67% for the year, but a change in product mix resulted in a small sales dollar decline for the quarter while sales dollars increased $15.4 million for the year, demonstrating the potential volatility of this co-manufacturing business from period to period.
At the Bremner cracker and cookie division, the effects of price increases and a favorable product mix were partially offset by overall sales volume declines.  For the quarter, cracker volume was down 2%, cookie volume was down 2%, and co-manufacturing volume was down 48%, for an overall volume decline of 5%.  For the year, overall sales volume was 4% lower, with crackers down 5%, cookies up 1%, and co-manufacturing down 34%.  The change in product mix had an impact of approximately $5.2 million for the quarter and $8.7 million for the year.
The segment’s profit contribution increased significantly as a result of acquisitions.  Results from Post Foods added about $43.3 million (net of $2.2 million of amortization related to certain brands and customer relationships and $7.6 million of depreciation).  In addition, the extra 24 weeks of results from Bloomfield Bakers added an estimated $9.2 million of profit in the year ended September 30, 2008.  Excluding those acquisition timing impacts, profit contribution improved as the effects of selling price adjustments and cereal volume growth slightly exceeded the negative effects of higher raw material, production, and freight costs, and promotional expenses.  Compared to last year, higher raw material unit costs reduced profit by approximately $18.4 million and $51.1 million in the three and twelve months ended September 30, 2008, respectively.  The most notable cost increases were in wheat and corn products, soybean oil, oats, and rice.  Higher rates increased freight costs by about $2.4 million for the quarter and $2.8 million for the year.  Increased promotional support and programs, as well as related timing changes, also impacted the segment’s profit contribution.

Frozen Bakery Products Segment Results
The Frozen Bakery Products segment’s fourth quarter net sales increased 10% over last year as a result of selling price improvements, partially offset by volume declines.  Fourth quarter sales growth was 11%, 6%, and 16% in the segment’s foodservice, in-store bakery (ISB), and retail channels, respectively, with each channel benefiting from improved pricing, partially offset by volume losses in the foodservice and ISB channels.  The foodservice channel is impacted by general economic conditions, with consumers dining out less frequently.  The ISB volume decline was primarily due to lower overall cookie sales.

For the fiscal year, base business net sales grew 12% overall (14% in foodservice, 9% in ISB, and 17% in retail), including the effects of price increases and volume growth in all three channels.  The base foodservice volume improvement came primarily from new products, partially offset by general softness in the channel.  In the base retail business, incremental sales of private label waffles accounted for most of the growth.
The segment’s profit contribution was reduced by higher raw material costs (primarily wheat flour, fats and oils), an unfavorable change in product mix, higher freight costs, and slightly higher warehousing costs.  However, improved pricing (and in the full year, incremental Cottage Bakery profit due to acquisition timing) offset most of those negative effects.  Higher raw material prices raised costs by about $11.7 million and $40.0 million for the three and twelve months ended September 30, respectively, and higher freight rates had an impact of $1.5 million and $4.7 million, respectively.  In addition, the segment’s Canadian operations were hurt by the decline in the value of the U.S. dollar relative to the Canadian dollar in fiscal 2008.  The change in the average exchange rate increased the U.S. dollar equivalent of the net Canadian dollar expenses by approximately $.5 million for the fourth quarter and $5.6 million for the year, net of the effects of foreign currency hedging activities.  Finally, the extra 6 weeks of results from Cottage added an estimated $2.5 million of profit in the year ended September 30, 2008.

Dressings, Syrups, Jellies & Sauces Segment Results
In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, fourth quarter net sales increased 23% as a result of improved pricing and 7% volume growth.  For the year, net sales increased 15% on 4% volume growth.  For the fourth quarter, sales volume increases in table syrups, jellies, spoonable salad dressings, and various sauces were partially offset by a decrease in peanut butter.  Syrup and jelly volumes were also higher for the full year, as was peanut butter, while spoonables were flat.
For the fourth quarter, Carriage House profit contribution improved as the effects of selling price and volume increases exceeded the effects of increases in the costs of raw materials, freight and other items.  Higher raw material prices, particularly for soybean oil, peanuts, fruits, containers, corn sweeteners, and eggs, had a total impact of approximately $14.4 million.  Higher freight rates increased transportation costs by approximately $1.5 million.  The same factors affected the full year profit comparison, with the effects of raw material and freight cost increases totaling approximately $43.1 million and $1.7 million, respectively.

Snack Nuts & Candy Segment Results
Fourth quarter sales were flat for the Snack Nuts & Candy segment, also known as Nutcracker Brands, as an 11% volume decline was offset by price increases implemented to offset rising costs.  For the fiscal year, volume by weight grew 1%, while net sales were up 8%.  The volume changes are attributable to increased distribution with certain existing customers and increased product promotions by some others (particularly in the first half of the year), offset by reduced purchases by some customers as a result of increased prices.
The segment’s profit contribution for the fourth quarter and full year was lower than last year by $2.5 million and $8.6 million, respectively, because of higher raw material costs ($6.1 million for the quarter and $19.7 for the year).  In addition, higher freight rates resulted in additional costs of $.2 for the quarter and $.7 for the year.  Price increases in this segment have trailed rapidly increasing costs.

Outlook
The Company overcame significant challenges in fiscal 2008 that could have negatively impacted its ability to continue improving diluted earnings per share.  First, for the year, raw material, packaging and freight cost increases were more than double the initial projection of $75 million.  Second, Ralcorp was able to take $178.4 million in fiscal 2008 pricing to help offset these severe cost increases.  Third, in spite of these significant price increases, the Company was able to grow volumes in most of its businesses.  Despite these challenges, Ralcorp achieved its goal by improving diluted earnings per share by 5% over the prior year, excluding results from Post Foods, incremental interest expense related to that acquisition, and the special items discussed above.

While Ralcorp expects fiscal 2009 will include similar challenges, the Company remains confident in the growth prospects of its base businesses.  With respect to Post Foods, the Company believes the acquisition will exceed the initial EBITDA forecast with pro forma first twelve-month diluted earnings per share accretion at the low end of the original estimated range of $.44 to $.68 per share, again excluding costs associated with the transition and integration activities mentioned above.  As a result of Ralcorp's expected lower ownership of Vail Resorts, the Company anticipates its fiscal 2009 reported equity in earnings of Vail Resorts will decline from amounts reported in fiscal 2008.

Additional Information
The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of the Company’s investment in Vail Resorts, Inc. and related transactions.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

For additional information regarding the Company’s results and financial position, refer to the statements and schedules below.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE:  Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are sometimes identified by their use of terms and phrases such as “prospects,” “will,” “believes,” “intends,” “anticipates,” “plans,” “expects,” or similar expressions.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions, change in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, integration risks associated with the acquisition of the Post Foods business, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Sales	$873.5	$608.2	$2,824.4	$2,233.4
Cost of products sold	(698.1)	(506.1)	(2,318.1)	(1,819.2)
Gross Profit	175.4	102.1	506.3	414.2
Selling, general and administrative expenses	(121.2)	(62.3)	(328.4)	(252.8)
Interest expense, net	(21.0)	(12.1)	(54.6)	(42.3)
Gain (loss) on forward sale contracts	27.8	(5.4)	111.8	(87.7)
Gain on sale of securities	7.1	-	7.1	-
Restructuring charges	-	(.9)	(1.7)	(.9)
Earnings before Income Taxes and Equity Earnings	68.1	21.4	240.5	30.5
Income taxes	(25.9)	(5.3)	(86.7)	(7.5)
Earnings before Equity Earnings	42.2	16.1	153.8	23.0
Equity in (loss) earnings of Vail Resorts, Inc., net of related deferred income taxes	(1.1)	(3.9)	14.0	8.9
Net Earnings	$41.1	$12.2	$167.8	$31.9

Earnings per Share
Basic	$.91	$.47	$5.51	$1.20
Diluted	$.90	$.46	$5.38	$1.17

Weighted Average Shares for Basic Earnings per Share*	44,849	25,679	30,321	26,382
Dilutive effect of:
Stock options	560	563	560	562
Stock appreciation rights	111	48	89	39
Restricted stock awards	115	72	98	67
Weighted Average Shares for Diluted Earnings per Share*	45,635	26,362	31,068	27,050

*Weighted average shares for the three months and year ended September 30, 2008 increased as a result of the issuance of 30.5 million shares in conjunction with the Post Foods acquisition on August 4, 2008.  Shares outstanding at September 30, 2008 totaled 56.0 million.

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Cereals, Crackers & Cookies	$19.0	$10.0	$46.1	$32.7
Frozen Bakery Products	9.0	9.2	36.3	33.3
Dressings, Syrups, Jellies & Sauces	2.2	2.0	8.3	8.2
Snack Nuts & Candy	.8	1.0	3.6	3.5
Corporate	1.2	1.2	5.2	4.7
Total	$32.2	$23.4	$99.5	$82.4